EXHIBIT 10.2

FOURTH AMENDMENT TO CREDIT AGREEMENT, SECOND AMENDMENT TO SECURITY AGREEMENT AND WAIVER

THIS FOURTH AMENDMENT TO CREDIT AGREEMENT, SECOND AMENDMENT TO SECURITY AGREEMENT AND WAIVER (this “Amendment”), dated as of November 4, 2005, is entered into by and among the lenders identified on the signature pages hereof (such lenders, together with their respective successors and permitted assigns, are referred to hereinafter each individually as a “Lender” and collectively as the “Lenders”), WELLS FARGO FOOTHILL, INC., a California corporation, as administrative agent for the persons designated in the Credit Agreement referred to below (in such capacity, together with its successors and assigns in such capacity, “Agent”), and INFOCUS CORPORATION, an Oregon corporation (“Borrower”).

RECITALS

A.            Borrower, Agent and the Lenders have previously entered into that certain Credit Agreement dated as of October 25, 2004, as amended by that certain First Amendment to Credit Agreement, Security Agreement and Waiver, dated as of December 3, 2004, entered into by and among Borrower, Agent and the Lenders, that certain Second Amendment to Credit Agreement, dated as of December 13, 2004, by and among Borrower, Agent and the Lenders and that certain Third Amendment to Credit Agreement and Waiver dated May 6, 2005, entered into by and among Borrower, Agent and the Lenders (as so amended or otherwise modified or supplemented from time to time, the “Credit Agreement”), pursuant to which the Lenders have made certain loans and financial accommodations available to Borrower.  Terms used herein without definition shall have the meanings ascribed to them in the Credit Agreement.

B.            Borrower and Agent have previously entered into that certain Security Agreement dated as of October 25, 2004, as amended by that certain First Amendment to Credit Agreement, Security Agreement and Waiver, dated as of December 3, 2004, entered into by and among Borrower, Agent and the Lenders (as so amended or otherwise modified or supplemented from time to time, the “Security Agreement”).

C.            Certain Events of Default have occurred and are continuing as a result of Borrower’s (i) failure to achieve EBITDA of $(29,250,000) or more for the 9-month period ending June 30, 2005 and Borrower’s failure to achieve EBITDA of $(38,500,000) or more for the 12-month period ending September 30, 2005, in each case, as required pursuant to Section 6.16(a)(i) of the Credit Agreement, (ii) failure to timely provide to Agent the Projections and supporting financial documents as required pursuant to items (g) and (m) of Schedule 5.3 referenced in Section 5.3 of the Credit Agreement, and (iii) having consigned Inventory in excess of the lesser of $10,000,000 in the aggregate or 10% of all finished goods Inventory of Borrower in contravention of the provisions of Section 6.9 of the Credit Agreement (the “Known Existing Defaults”).

D.            Borrower has requested that Agent and the Lenders waive the Known Existing Defaults and amend the Credit Agreement and Security Agreement on the terms and conditions set forth herein.

E.             Borrower is entering into this Amendment with the understanding and agreement that, except as specifically provided herein, none of Agent’s or any member of the Lender Group’s rights or remedies set forth in the Credit Agreement or any other Loan Document is being waived or modified by the terms of this Amendment.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.             Amendments to Credit Agreement.

(a)           The following defined terms are hereby added to Schedule 1.1 to the Credit Agreement, in their proper alphabetical order:

“ ‘Applicable Consignment Allowance’ means, with respect to the aggregate amount of Inventory of Borrower and its Domestic Subsidiaries out on consignment as of any date of determination: (a) $13,000,000 at all times through and including February 27, 2006; (b) $10,000,000 beginning February 28, 2006 and through and including July 30, 2006; and (c) $8,000,000 at all times on and after July 31, 2006.

‘Availability Block’ means, as of any date of determination, the sum of (a) $15,000,000 and (b) upon the sale of the Real Property owned by Borrower in the City of Wilsonville, County of Clackamas, State of Oregon and more fully described as set forth on Schedule R hereto, the greater of (i) $5,000,000 or (ii) the net sale proceeds received by Borrower with respect thereto, rounded to the nearest $100,000.”

(b)           The definition of “Base Rate Margin” set forth in Schedule 1.1 to the Credit Agreement is hereby amended and restated to read as follows:

“ ‘Base Rate Margin’ means 1.5 percentage points.”

(c)           The definition of “Dilution” set forth in Schedule 1.1 to the Credit Agreement is hereby amended by changing “180 consecutive days” to “90 consecutive days” in each place where such words appear therein.

(d)           The definition of “Dilution Reserve” set forth in Schedule 1.1 to the Credit Agreement is hereby amended and restated to read as follows:

“ ‘Dilution Reserve’ means: (a) with respect to Eligible Accounts, an amount sufficient to reduce the advance rate against Eligible Accounts by 1 percentage point for each percentage point by which Dilution with respect to Accounts other than Thomson RCA France Accounts is in excess of 10% or (b) with respect to Eligible Thomson RCA France Accounts, an amount sufficient to reduce the advance rate against Eligible Thomson RCA France Accounts by 1 percentage point for each percentage point by which Dilution with respect to Thomson RCA France Accounts is in excess of 10%; provided, that, with respect to each of (a) and (b) above, during the period commencing December 1 and ending February 28 of each year, in each case, Dilution Reserve shall mean an amount sufficient to reduce the advance rate against such Accounts by 1.75 percentage points for each percentage point by which Dilution with respect to such Accounts is in excess of 10%.”

(e)           Clause (g) of the definition of “Permitted Dispositions” set forth in Schedule 1.1 to the Credit Agreement is hereby amended and restated to read as follows:

“(g) the sale or other disposition of the Real Property owned by Borrower in the City of Wilsonville, County of Clackamas, State of Oregon and more fully described as set forth on Schedule R hereto, in which case Agent shall release its Lien with respect to such Real Property, if: (i) the net proceeds thereof are immediately transferred to an account of the Borrower which is maintained with a financial institution or securities intermediary located within the United States and is subject to a Control Agreement, (ii) all such net proceeds are used by Borrower to repay any Obligations which may then be outstanding and thereafter for working capital purposes, and (iii) Agent has received copies of all documentation reasonably requested by Agent with regard to such sale or disposition and is satisfied with the terms thereof.”

(f)            Clause (g) of the definition of “Permitted Investments” set forth in Schedule 1.1 to the Credit Agreement is hereby amended and restated to read as follows:

“(g) Investments in an amount not to exceed $15,000,000 in the aggregate at any one time outstanding with respect to Investments made (directly or indirectly through InFocus International (Cayman) Limited, a company organized under the laws of the Cayman Islands) in South Mountain Technologies, Ltd., a limited liability company organized under the laws of the Cayman Islands (“SMT”) and SMT’s wholly-owned operating Subsidiaries (which for clarification purposes may include the repayment of amounts extended to such Subsidiaries of SMT as a loan or an account and subsequent re-investment of such amounts in SMT), or $22,000,000 in the aggregate at any one time outstanding for all such Investments (not including Investments made by Borrower prior to the Closing Date and Permitted Investments set forth in clauses (a) through (f)) so long as Agent’s prior written consent shall have been obtained with respect thereto, such consent to be granted or withheld in Agent’s sole and absolute discretion.”

(g)           Section 2.1(a) of the Credit Agreement is hereby amended and restated to read as follows:

“Subject to the terms and conditions of this Agreement, and during the term of this Agreement, each Lender agrees (severally, not jointly or jointly and severally) to make advances (“Advances”) to Borrower in an amount at any one time outstanding not to exceed such Lender’s Pro Rata Share of an amount equal to the lesser of (i) the result of (A) the Maximum Revolver Amount less the Availability Block, less (B) the Letter of Credit Usage, or (ii) the Borrowing Base less the Letter of Credit Usage.”

(h)           The last sentence of Section 2.7(b) of the Credit Agreement is hereby amended and restated to read as follows:

“Without limiting the foregoing, Borrower understands and agrees that no later than November 8, 2005, the Cash Management Bank shall be instructed by Agent to restrict Borrower’s and its Domestic Subsidiaries’, as applicable, access to their respective Cash Management Accounts and cause amounts in the Cash Management Accounts to be swept to Agent’s Account.”

(i)            The last sentence of the first paragraph of Section 2.12(a) of the Credit Agreement is hereby amended and restated to read as follows:

“The Issuing Lender shall have no obligation to issue a Letter of Credit if any of the following would result after giving effect to the issuance of such requested Letter of Credit:

(x)            the Letter of Credit Usage would exceed the Borrowing Base less the outstanding amount of Advances, or

(y)           the Letter of Credit Usage would exceed $25,000,000, or

(z)            the Letter of Credit Usage would exceed the Maximum Revolver Amount less the sum of (A) the outstanding amount of Advances and (B) the Availability Block.”

(j)            Section 2.13 of the Credit Agreement, the definitions of “Base LIBOR Rate”, “LIBOR Deadline,” “LIBOR Notice,” “LIBOR Option,” “LIBOR Rate,” “LIBOR Rate Loan,” and “LIBOR Rate Margin” are hereby deleted in their entirety along with all references in the Credit Agreement and all other Loan Documents to such Section or such defined terms.

(k)           Section 5.15 of the Credit Agreement is hereby amended by deleting the words “provided, however, that, at Agent’s election, in its discretion, upon the occurrence of a Triggering Event, Borrower shall comply with the provisions of this Section 5.15 with respect to the Securities Accounts set forth on Schedule 5.15;” set forth therein and replacing them with “provided, however, that, at Agent’s election, in its discretion, Borrower shall comply with the provisions of this Section 5.15 with respect to the Securities Accounts set forth on Schedule 5.15;”.

(l)            Section 6.9 of the Credit Agreement is hereby amended and restated to read as follows:

“6.9         Consignments.  Consign any of its or their Inventory or sell any of its or their Inventory on bill and hold, sale or return, sale on approval, or other conditional terms of sale; provided, that, upon prior notice to Agent, Borrower and its Domestic Subsidiaries may consign Inventory which does not exceed the Applicable Consignment Allowance.”

(m)          Section 6.16(a)(i) of the Credit Agreement is hereby amended and restated to read as follows:

“(i)          Minimum EBITDA.  EBITDA, measured on a month-end basis, of at least the required amount set forth in the following table for the applicable period set forth opposite thereto:

Applicable Amount	Applicable Period
$(92,500,000)	For the 12 month period ending December 31, 2005
$(80,500,000)	For the 12 month period ending March 31, 2006
$(61,500,000)	For the 12 month period ending June 30, 2006
$(31,000,000)	For the 12 month period ending September 30, 2006”

(n)           Items (a) through (h) of Schedule 5.2 of the Credit Agreement are hereby amended and restated to read as follows:

Weekly, or more frequently as requested by Agent,	(a) an Account roll-forward with supporting details supplied from sales journals, collection journals, credit registers and any other records.
Monthly (no later than the 15th day of each month), or more frequently as requested by Agent,

(b) a Borrowing Base Certificate,
(c) a detailed aging, by total, of Borrower’s Accounts, together with a reconciliation and supporting documentation for any reconciling items noted (delivered electronically in an acceptable format, if Borrower has implemented electronic reporting),
(d) a detailed calculation of those Accounts that are not eligible for the Borrowing Base, if Borrower has not implemented electronic reporting,
(e) a summary aging, by vendor, of Borrower’s and its Domestic Subsidiaries’ accounts payable and any book overdraft (delivered electronically in an acceptable format, if Borrower has implemented electronic reporting) and an aging, by vendor, of any held checks,
(f) a detailed report regarding Borrower’s and its Domestic Subsidiaries’ cash and Cash Equivalents, including an indication of which amounts constitute Qualified Cash,
(g) a monthly Account roll-forward, in a format acceptable to Agent in its discretion, tied to the beginning and ending account receivable balances of Borrower’s general ledger, and
(h) notice of all claims, offsets, or disputes asserted by Account Debtors with respect to Borrower’s Accounts.

(o)           The following is hereby added to Schedule 5.3 of the Credit Agreement as item (n) thereof:

monthly, no later than the 15th day of each month, at any time when the outstanding principal balance of the Advances or the Letter of Credit Usage is $0 and weekly, no later than the 1st Business Day of each week, at any time when the outstanding principal balance of the Advances or the Letter of Credit Usage is greater than $0,

(n) a cash flow projection covering Borrower’s and its Subsidiaries’ operations for the forthcoming thirteen week period.

2.             Amendments to Security Agreement.

(a)           Schedule 4 to the Security Agreement is hereby deleted and replaced with the Schedule 4 attached to this Amendment.

(b)           Schedule 7 to the Security Agreement is hereby deleted and replaced with the Schedule 7 attached to this Amendment.

3.             Waiver of Known Existing Defaults.  Agent, on behalf of the Lenders, hereby waives enforcement of its and the Lender Group’s rights against Borrower arising from the Known Existing Defaults; provided, however, nothing herein shall be deemed a waiver with respect to any other or future failure of Borrower to comply fully with Sections 5.3 and 6.16(a)(i) of the Credit Agreement (as amended or modified by this Amendment).  This waiver shall be effective only for the specific defaults comprising the Known Existing Defaults, and in no event shall this waiver be deemed to be a waiver of enforcement of Agent’s or any other member of the Lender Group’s rights with respect to any other Defaults or Events of Default now existing or hereafter arising.  Nothing contained in this Amendment nor any communications between Borrower and Agent or any other member of the Lender Group shall be a waiver of any rights or remedies such Persons have or may have against Borrower, except as specifically provided herein.  Except as specifically provided herein, Agent hereby reserves and preserves all of its and the Lender Group’s rights and remedies against Borrower under the Credit Agreement and the other Loan Documents.

4.             Release; Covenant Not to Sue.

(a)           Borrower hereby absolutely and unconditionally releases and forever discharges the Agent, the Lender Group, and any and all of their respective participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing (each a “Released Party”), from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which Borrower has had, now has or has made claim to have against any such Person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Amendment, whether such claims, demands and causes of action are matured or unmatured or known or unknown.  It is the intention of Borrower in providing this release that the same shall be effective as a bar to each and every claim, demand and cause of action specified, and in furtherance of this intention it waives and relinquishes all rights and benefits under Section 1542 of the Civil Code of the State of California (or any comparable provision of any other applicable law), which provides:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him might have materially affected his settlement with the debtor.”

Borrower acknowledges that it may hereafter discover facts different from or in addition to those now known or believed to be true with respect to such claims, demands, or causes of action and agree that this instrument shall be and remain effective in all respects notwithstanding any such differences or additional facts.  Borrower understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

(b)           Borrower, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably, covenants and agrees with and in favor of each Released Party above that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Released Party on the basis of any claim released, remised and discharged by Borrower pursuant to the above release.  If Borrower or any of its successors, assigns or other legal representations violates the foregoing covenant, Borrower, for itself and its successors, assigns and legal representatives, agrees to pay, in addition to such other damages as any Released Party may sustain as a result of such violation, all attorneys’ fees and costs incurred by such Released Party as a result of such violation.

5.             Accommodation Fee.  In consideration of the agreements and waiver set forth herein, Borrower agrees to pay to Agent, for the benefit of the Lenders, an accommodation fee in the amount of $100,000 (the “Accommodation Fee”), which fee is non-refundable and fully-earned as of and due on the date of this Amendment.

6.             Additional Covenants.  Borrower agrees to provide to Agent:

(a)           on or before November 4, 2005, its updated revised Projections, in form and substance (including as to scope and underlying assumptions) satisfactory to Agent, in its Permitted Discretion, for the forthcoming fiscal year, on a quarterly basis, certified by the chief financial officer of Borrower as being such officer’s good faith estimate of the financial performance of Borrower during the period covered thereby;

(b)           on or before the date that is 30 days after the date hereof, a Control Agreement, in form and substance satisfactory to Agent, with respect to Borrower’s Securities Account number 14-78178 maintained with Morgan Stanley; and

(c)           on or before the date that is 10 Business Days after the date hereof, a Mortgage, in form and substance satisfactory to Agent duly executed by Borrower with respect to all of its fee interests in Real Property (the “Real Property Collateral”);

(d)           on or before the date that is 30 days after the date hereof:

(i)            a mortgagee title insurance policy (or marked commitment to issue the same) for the Real Property Collateral issued by a title insurance company satisfactory to Agent (the “Mortgage Policy”), in an amount satisfactory to Agent, assuring Agent that the Mortgage on the Real Property Collateral is a valid and enforceable first priority mortgage Lien thereon free and clear of all defects and encumbrances except Permitted Liens, and the Mortgage Policy otherwise shall be in form and substance satisfactory to Agent;

(ii)           a phase-I environmental report and a real estate survey with respect to each parcel composing the Real Property Collateral, the environmental consultants and surveyors retained for such reports or surveys, the scope of the reports or surveys, and the results thereof shall be acceptable to Agent; and

(iii)          such other reports and certificates as to the Real Property Collateral as are customarily obtained by Agent in transactions of a similar nature; and

(e)           on or before the date that is 10 Business Days after the date hereof, the original certificates evidencing the Stock of Motif, Inc., Reflectivity Inc. and VST listed on the attached Schedule 4, together with stock powers therefor executed in blank.

7.             Effectiveness of this Amendment.  Agent must have received the following items, in form and content acceptable to Agent, before this Amendment, and the waivers provided for herein are effective.

(a)           Executed Amendment.  This Amendment fully executed in a sufficient number of counterparts for distribution to all parties.

(b)           Amendment to Fee Letter.  An amendment to the Fee Letter, fully executed in sufficient number of counterparts for distribution to all parties.

(c)           Payment of Accommodation Fee.  The Accommodation Fee, which fee may be paid as a charge to Borrower’s Loan Account.

(d)           Representations and Warranties.  The representations and warranties contained herein shall be true and correct as of the date hereof.

(e)           Other Documents and Legal Matters.  All other documents and legal matters in connection with the transactions contemplated by this Amendment shall have been delivered or executed or recorded.

8.             Representations and Warranties.  Borrower represents and warrants as follows:

(a)           Authority.  Borrower has the requisite corporate power and authority to execute and deliver this Amendment, and to perform its obligations hereunder and under the Loan Documents (as amended or modified hereby and by any amendments thereto referenced herein) to which it is a party.  The execution, delivery and performance by Borrower of this Amendment and any amendment to any other Loan Document referenced herein have been duly approved by all necessary corporate action and no other corporate proceedings are necessary to consummate such transactions.

(b)           Enforceability.  This Amendment and any amendment to any other Loan Document referenced herein have been duly executed and delivered by Borrower.  This Amendment and each Loan Document (as amended or modified hereby and by any amendments thereto referenced herein) are the legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms, and is in full force and effect.

(c)           Representations and Warranties.  After giving effect to this Amendment, the representations and warranties contained in each Loan Document (other than any such representations or warranties that, by their terms, are specifically made as of a date other than the date hereof) are correct on and as of the date hereof as though made on and as of the date hereof.

(d)           Due Execution.  The execution, delivery and performance of this Amendment and any amendment to any other Loan Document referenced herein are within the power of Borrower, have been duly authorized by all necessary corporate action, have received all necessary governmental approval, if any, and do not contravene any law or any contractual restrictions binding on Borrower.

(e)           No Default.  After giving effect to the waivers contained in this Amendment, no event has occurred and is continuing that constitutes a Default or an Event of Default.

(f)            No Duress.  This Amendment and any amendment to any other Loan Document referenced herein have been entered into without force or duress, of the free will of Borrower.  Borrower’s decision to enter into this Amendment and any amendment to any other Loan Document referenced herein is a fully informed decision and Borrower is aware of all legal and other ramifications of such decision.

(g)           Counsel.  Borrower has read and understands this Amendment and any amendment to any other Loan Document referenced herein, has consulted with and been represented by legal counsel in connection herewith and therewith, and has been advised by its counsel of its rights and obligations hereunder and thereunder.

(h)           Pledged Stock.  Other than the Stock of InFocus International (Cayman) Ltd., Motif, Inc., Phoenix Electric Company, Ltd., Pixelworks, Inc., Reflectivity Inc. and VST listed on the attached Schedule 4, none of the Stock of any of the other entities listed thereon is represented by a certificate or other such instrument.

9.             Choice of Law.  The validity of this Amendment, its construction, interpretation and enforcement, the rights of the parties hereunder, shall be determined under, governed by, and construed in accordance with the internal laws of the State of New York governing contracts only to be performed in that State.

10.           Counterparts.  This Amendment may be executed in any number of counterparts and by different parties and separate counterparts, each of which when so executed and delivered, shall be deemed an original, and all of which, when taken together, shall constitute one and the same instrument.  Delivery of an executed counterpart of a signature page to this Amendment by telefacsimile or other similar method of electronic transmission shall be effective as delivery of a manually executed counterpart of this Amendment.

11.           Reference to and Effect on the Loan Documents.

(a)           Upon and after the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to “the Credit Agreement”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as modified and amended hereby.

(b)           Except as specifically amended above, the Credit Agreement and all other Loan Documents, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed and shall constitute the legal, valid, binding and enforceable obligations of Borrower to the Lender Group.

(c)           The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Agent  and Lender Group under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents.

(d)           To the extent that any terms and conditions in any of the Loan Documents shall contradict or be in conflict with any terms or conditions of the Credit Agreement, after giving effect to this Amendment, such terms and conditions are hereby deemed modified or amended accordingly to reflect the terms and conditions of the Credit Agreement as modified or amended hereby.

12.           Ratification.  Borrower hereby restates, ratifies and reaffirms each and every term and condition set forth in the Credit Agreement, as amended hereby, and the Loan Documents effective as of the date hereof.

13.           Estoppel.  To induce Agent and Lender Group to enter into this Amendment and to continue to make advances to Borrower under the Credit Agreement, Borrower hereby acknowledges and agrees that, as of the date hereof, there exists no right of offset, defense, counterclaim or objection in favor of Borrower as against any member of the Lender Group with respect to the Obligations.

14.           Integration.  This Amendment, together with the other Loan Documents, incorporates all negotiations of the parties hereto with respect to the subject matter hereof and is the final expression and agreement of the parties hereto with respect to the subject matter hereof.

15.           Severability.  In case any provision in this Amendment shall be invalid, illegal or unenforceable, such provision shall be severable from the remainder of this Amendment and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

16.           Submission of Amendment.  The submission of this Amendment to the parties or their agents or attorneys for review or signature does not constitute a commitment by Agent or any of the Lenders to waive any of their rights and remedies under the Loan Documents, and this Amendment shall have no binding force or effect until all of the conditions to the effectiveness of this Amendment have been satisfied as set forth herein.

17.           Agent’s Capacity.  Agent confirms that it is entering into this Amendment, and has entered into all prior amendments to and waivers of Loan Documents referenced herein in its capacity as agent for the parties designated in such Loan Documents.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have entered into this Amendment as of the date first above written.

INFOCUS CORPORATION,
an Oregon corporation

By:	/s/ Roger Rowe
Name: Roger Rowe
Title: Chief Financial Officer

WELLS FARGO FOOTHILL, INC.,
a California corporation, as Agent and a Lender

By:	/s/ Thomas Forbath
Name: Thomas Forbath
Title: Vice President